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                                                                    EXHIBIT 99.1


RIVIANA FOODS AGREES TO PURCHASE ACH FOOD'S RICE SPECIALTIES BUSINESS FOR $24 MILLION

         Houston, Texas (February 4, 2003) -- RIVIANA FOODS INC. (NASDAQ/NMS:
RVFD) announced today that the Company has signed an asset purchase agreement with ACH Food Companies, Inc. (ACH) to acquire substantially all of ACH's Rice Specialties business for approximately $24 million in cash from available funds. The transaction is targeted for completion February 10.

         ACH's Rice Specialties business manufactures and sells a variety of rice products for the U.S. food manufacturing, retail and foodservice industry. Rice Specialties offers its customers a complete portfolio of rice products, including a variety of quick-cooking rices to food processors and the retail grocery market in North America, branded and "store brand" rice and dry beans to U.S. grocery retailers and brown rice for export. The company's brands include China Doll(R), one of the top selling brands in Alabama, Mississippi and Northern Florida, as well as the brands Fiesta(R) and Southern Charm(R). In fiscal year 2002, ACH's Rice Specialties' sales were approximately $35 million.

         The acquisition includes three of ACH's operating divisions: Brinkley Dryer and Storage and Brinkley Food Technology in Brinkley, Arkansas, and China Doll in Mobile, Alabama. Approximately 88 employees will join Riviana following the close of the transaction.

         "The acquisition of these assets is an important step in our strategy to solidify Riviana's position as the premier U.S. marketer of value-added rice products," said Joseph A. Hafner, Jr., president and chief executive officer. "The acquisition will enhance our ability to serve the needs of our current and future customers in the $1.2 billion U.S. retail rice category."

         Hafner noted that the acquisition allows Riviana to increase its capacity in the instant rice category. Riviana's Success(R) brand is the number one quick-cooking boil-in-bag rice in America. ACH Rice Specialties also offers a line of individually quick-frozen rice products, which will expand Riviana's range of offerings.

         Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private-label rice products in the United States. Principal brands include MAHATMA(R), CAROLINA(R) and SUCCESS(R). The Company has additional food operations in Central America and Europe. Visit our website at www.riviana.com.




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